EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2012, with respect to:

•	the consolidated financial statements and internal control over financial reporting of GeoResources, Inc., and

•	the financial statements of SBE Partners LP,

included in the Annual Report of GeoResources, Inc. on Form 10-K for the year ended December 31, 2011, which are incorporated by reference in this joint proxy statement/prospectus. We consent to the incorporation by reference in the joint proxy statement/prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas

May 18, 2012